Exhibit 3.01

SECTION 2.2 SPECIAL MEETINGS.

The corporation shall hold a special meeting of shareholders (i) on call of its chief executive officer, president, or board of directors, or (ii) if, subject to the procedures set forth below in this Section 2.2, the corporation receives one or more written demands for the meeting, stating the purpose or purposes for which it is to be held, signed and dated by the holders of shares representing at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the meeting.

The corporation’s board of directors shall establish a record date for determining the shareholders entitled to demand in writing a special meeting of shareholders not later than 30 days after the date the corporation confirms that it has received written notice, sent by registered mail to the chair of the board of directors at the corporation’s principal address, from a then existing shareholder that such shareholder intends to make a written demand for a special shareholder meeting and that states the purposes for which it is to be held.  Upon receipt within 70 days of the record date so chosen of one or more written demands for the meeting, stating the purpose or purposes for which it is to be held, signed and dated by the holders of shares representing as of such record date at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the meeting, the board of directors shall establish pursuant to Section 2.6 hereof a future record date for determining the shareholders entitled to be given notice of and to vote at the special meeting for such purpose or purposes, which record date shall be not more than seventy days and not less than ten days prior to the date on which the action requiring such determination of shareholders is to be taken.  Notwithstanding the foregoing, the corporation’s board of directors shall not be required to establish a record date for determining the shareholders entitled to demand a special meeting of shareholders that is a date within 90 days of the most recently completed annual meeting of shareholders if any of the proposed purposes of the special meeting is to consider or vote upon a matter or issue that was considered at the most recently completed annual meeting of shareholders, or within 75 days of the next regularly scheduled annual meeting of shareholders if any of the proposed purposes of the special meeting will be considered at the next regularly scheduled annual meeting of shareholders.